Exhibit 10.4

BINDING MEMORANDUM OF UNDERSTANDING

THIS BINDING MEMORANDUM OF UNDERSTANDING (“MOU”) is made as of September 26, 2016, by and between RAIT Financial Trust, a Maryland real estate investment trust (the “Company”) and James J. Sebra (the “Executive”).

R E C I T A L S:

WHEREAS, the Company intends to enter into that certain Securities and Asset Purchase Agreement (the “Purchase Agreement”) by and among the Company, RAIT TRS, LLC, Jupiter Communities, LLC, the RAIT Selling Stockholders (as defined therein), Independence Realty Trust, Inc.(“IRT”) and Independence Realty Operating Partnership, LP;

WHEREAS, pursuant to the transactions contemplated by the Purchase Agreement, the Executive will resign from his position as Chief Financial Officer (“CFO”) and Treasurer of the Company; and

WHEREAS, the Company and the Executive desire to memorialize the terms under which the Executive will resign from such positions.

NOW, THEREFORE, for consideration recognized by each party and intending to be bound by the terms hereof, the Company and the Executive agree as follows:

1. Recitals. The foregoing recitals are incorporated into this MOU as if separately restated herein.

2. Severance Terms.

a) Executive shall remain in his current position as CFO of the Company until the later to occur of March 31, 2017 or the filing of the Company’s Form 10-K for the fiscal year ending December 31, 2016 with the U.S. Securities and Exchange Commission (the “Resignation Date”), at which time Executive shall resign from his CFO position and any other positions held by him. In the event the Company hires a new CFO, Executive may resign prior to the Resignation Date, provided, however, that any early resignation shall be at the option and in the sole discretion of the Company. If the Company requires Executive’s service after the Resignation Date, Executive shall work in good faith with the Company to accommodate such request by modifying the Shared Services Agreement entered into by the Company and IRT.

b) Prior to Executive’s resignation, he shall, among other duties, use good faith diligent efforts to conclude the work that he is currently undertaking related to the restructuring of certain subsidiaries of RAIT Financial Trust.

c) Executive shall continue to be paid his current base salary until the time of his resignation. In the event that Executive remains in the employ of the Company after December 31, 2016, he shall receive a fixed cash bonus equal to the portion of his 2016 cash bonus, if any, prorated based on the period that Executive was employed by the Company during 2017. By way of example, if Executive remained in the employ of the Company until March 31, 2017, Executive would be entitled to a fixed cash bonus of 25% of his 2016 cash bonus. Such bonus shall be paid to Executive no later than June 1, 2017.

d) All equity awards previously granted to Executive and equity awards to be granted to Executive pending the completion of fiscal year 2016, if any, shall neither terminate nor accelerate but shall be governed by the applicable vesting schedule.

e) Executive’s annual cash bonus and any other award granted to Executive under the RAIT Financial Trust 2012 Incentive Award Plan (the “Plan”) as compensation for performance during fiscal year 2016, if any, shall be determined by the Board of Trustees of the Company, in its sole discretion, and awarded to Executive in a manner consistent with past practices for determining and awarding such bonuses or awards.

f) Executive acknowledges and agrees that the terms set forth in this MOU supersede any other terms, agreements or understandings between the parties with respect to the subject matter set forth herein, including the terms set forth in the Executive’s existing employment agreement and any amendment thereof (the “Employment Agreement”). In consideration of the terms set forth in this MOU, upon his resignation:

(1) Executive shall release any and all rights he may have with respect to any and all awards that have been granted or that will be granted to him under the Plan;

(2) Executive shall release any and all rights he may have under the Employment Agreement, including but not limited to those set forth in Section 2.1(c) of the Employment Agreement; and

(3) Executive shall sign a release of claims (the “Release”) releasing the Company from all obligations under the Employment Agreement and from any and all claims against the Company and all related parties with respect to all matters arising out of Executive’s employment by the Company, or the termination thereof. The Release shall also exclude any claims relating to any right Executive may have to payments pursuant to this MOU, any claim for workers’ compensation benefits and any rights Executive may have to indemnification or directors’ and officers’ liability insurance under the Company’s bylaws or charter, any indemnification agreement to which Executive is a party or beneficiary or applicable law, as a result of having served as an officer, director or employee of the Company or any of its affiliates.

3. General Provisions.

a) The obligations of the parties set forth in this MOU are contingent upon the consummation of the transactions contemplated by the Purchase Agreement. In the event the Second Closing (as defined in the Purchase Agreement) does not occur, this MOU shall be null and void.

b) This MOU shall be governed by and construed in accordance with the laws of the United States and of the Commonwealth of Pennsylvania. Any dispute arising out of or relating to this MOU, or the breach, termination or validity thereof, will be submitted by the parties to arbitration under the commercial rules then in effect for the American Arbitration Association except as provided in this Section. Such arbitration shall be conducted in Philadelphia, Pennsylvania. All proceedings will be held in English and a record transcribed in English will be prepared. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

c) Neither party may assign its rights under this MOU except as agreed by the parties in writing.

d) This MOU may be amended or supplemented only by a writing that is signed by duly authorized representatives of both parties.

e) If any part of this MOU is found invalid or unenforceable, that part will be amended to achieve as nearly as possible the same economic effect as the original provision and the remainder of this MOU will remain in full force.

f) This MOU constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto agree to the terms of this MOU and have executed the same as of the date first written above.

RAIT FINANCIAL TRUST,
a Maryland real estate investment trust

By:	/s/ Scott Davidson
Title:	President

/s/ James J. Sebra
James J. Sebra

[Signature Page to Sebra MOU]